PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated March 14, 2003)                 Registration No. 333-103610







                               BIOPURE CORPORATION

                     Up to 1,000,000 Shares of Common Stock
               Warrants to Purchase 500,000 Shares of Common Stock





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          The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering of 1,000,000 shares of its Class A common stock and warrants to purchase 500,000 shares of its Class A common stock as described in Biopure's prospectus dated March 14, 2003. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

          See "Risk Factors" beginning on page 3 of the prospectus to read about risks that you should consider before buying shares of Biopure's common stock and warrants to purchase its common stock.

          You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

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The date of this Prospectus Supplement is April 15, 2003.


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                                TABLE OF CONTENTS

Prospectus Supplement

DESCRIPTION OF COMMON STOCK..................................................-1

PLAN OF DISTRIBUTION.........................................................-2

Prospectus

BIOPURE CORPORATION...........................................................2

RISK FACTORS..................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS........................................................12

DESCRIPTION OF WARRANTS......................................................22

WHERE YOU CAN FIND MORE INFORMATION..........................................22

USE OF PROCEEDS..............................................................23

PLAN OF DISTRIBUTION.........................................................24

LEGAL MATTERS................................................................26

EXPERTS......................................................................26


                           DESCRIPTION OF COMMON STOCK

Class A Common Stock

          The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.

          Upon any liquidation, dissolution or winding up of Biopure, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

          Holders of Class A common stock do not have preemptive rights or cumulative voting rights.


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Class B Common Stock

          Except as required by law, the holders of Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.

          The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 1,272,119 and the minimum is 646,667. We will not issue any additional shares of Class B common stock.

          In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B common stock are entitled to ratable distribution, with the holders of the Class A common stock, of the assets available for distribution to our stockholders.


                              PLAN OF DISTRIBUTION

          We intend to sell an aggregate of up to 1,000,000 shares of our Class A common stock at a price of $3.13 per share (the average of the closing prices on The Nasdaq Stock Market for the five trading days preceding the sale) for aggregate proceeds, before expenses, of up to $3,130,000. Each investor will receive a warrant to purchase a share of our Class A common stock for every two shares purchased. The warrants have an exercise price of $3.75 per share, subject to customary anti-dilution provisions, and have a term of five years, except that at any time on or after October 15, 2005, we may deliver notice to the holders of the warrants requiring them to exercise their warrants within the next twenty business days. We can deliver such a notice only if the average of the daily volume weighted average price per share of the Class A common stock over the ten consecutive trading days immediately preceding our notice is more than twice the exercise price of the warrants. Warrants that are not exercised during those twenty business days will be void.


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